                                                                    EXHIBIT 12.1

                              DYNEGY HOLDINGS INC.

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($ in 000's)

                           Nine Months
                              Ended               Year Ended December 31,
                          September 30, -----------------------------------------------
                              1999        1998      1997       1996     1995     1994
                          ------------- --------  ---------  --------  -------  -------
Computation of Earnings:
  Pro-tax income (loss)
   from continuing
   operations...........    $157,627    $158,691  $(149,895) $169,645  $65,234  $44,105
  Undistributed income
   from equity
   investors............      18,571       6,477      4,073    21,729    9,169    3,803
                            --------    --------  ---------  --------  -------  -------
    Computed Earnings
     (Loss).............     139,056     152,214   (153,968)  147,916   56,065   40,302
                            --------    --------  ---------  --------  -------  -------
Fixed Charges:
  Interest costs:
    Expensed............      57,925      73,672     63,455    46,202   34,475    1,114
    Capitalized.........      12,478       7,591      8,800     1,200    1,028       --
  Minority interest in
   income of a
   subsidiary...........      12,474      16,632      9,841        --       --       --
  Amortization of
   financing costs......       1,534       1,320        943       772    1,132    1,267
  Amortization of
   Premium..............          --      (2,568)    (6,768)   (4,892)  (3,216)      --
  Rental expense
   representative of
   interest factor......      24,523      20,698     13,572     4,171    3,719      955
                            --------    --------  ---------  --------  -------  -------
    Total Fixed
     Charges............     108,934     117,345     89,843    47,453   37,138    3,336
                            --------    --------  ---------  --------  -------  -------
Earnings Before Income
 Taxes and Fixed
 Charges................    $235,512    $261,968  $ (72,925) $194,169  $92,175  $43,638
                            ========    ========  =========  ========  =======  =======
Ratio of Earnings to
 Fixed Charges..........        2.16        2.23         (a)     4.09     2.48    13.08
                            ========    ========  =========  ========  =======  =======

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(a) Earnings are inadequate to cover fixed charges for the year ended December
    31, 1997, by approximately $72.9 million.